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                                                                      EXHIBIT 12


                                TOM'S FOODS INC.


     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)


                                                      January 1,        January 2,        January 3,
                                                         2000              1999              1998
                                                      ----------        ----------        ----------
Earnings
  Loss before Income Taxes
  and cumulative effect of accounting change           $(2,619)          $(6,177)          $(5,892)
  Fixed Charges                                          9,050             9,611            11,375
                                                       -------           -------           -------
                                                         6,431             3,434             5,483
  Fixed Charges:
  Interest Expense                                       7,817             8,129             9,978
  Preferred Stock Dividends                                 --                --                --
  Interest factor relating to rentals(a)                 1,233             1,482             1,397
                                                       -------           -------           -------
                                                         9,050             9,611            11,375

Ratio of Earnings to Fixed Charges                        0.71              0.36              0.48
                                                       =======           =======           =======

(a)  Represents interest expense factor related to rental expense.


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